Exhibit 2.1

Vyant Bio, Inc.

and

Sabine Brandt as trustee for the Brandt Family Trust

Share Purchase Agreement

1	Definitions and interpretation		4
	1.1	Definitions	4
	1.2	Interpretation	6
	1.3	Business Day	7
	1.4	Payments	7
2	Sale and purchase		7
	2.1	Sale Shares and Retained Liabilities	7
	2.2	Purchase Price	7
	2.3	Associated Rights	7
	2.4	Title and risk	7
	2.5	German Employees	7
	2.6	OG / Asalyxa	7
3	Sale mechanics		8
	3.1	Seller’s obligations on the Effective Date	8
	3.2	Buyer’s obligations on the Effective Date	8
4	Final Cash Amount		9
5	Warranties		9
	5.1	Mutual Warranties	9
	5.2	Seller Warranties	9
	5.3	Buyer Warranties	9
	5.4	Warranties Independent	10
	5.5	Reliance	10
6	Other obligations following sale		10
	6.1	Access to records by Seller	10
	6.2	Returns	10
	6.3	Non-disparagement	11
	6.4	Notices to ASIC	11
7	Costs, expenses and Duties		11
	7.1	Costs and expenses	11
	7.2	Duties	11
8	Taxes and GST		11
	8.1	Definitions	11
	8.2	GST	11
	8.3	Tax invoices	12
	8.4	Reimbursements	12

9	Notices		12
	9.1	Requirements	12
	9.2	How a Notice must be given	12
	9.3	When Notices considered given and received	12
	9.4	No electronic communication of Notices	13
	9.5	Time of delivery and receipt	13
	9.6	General	13
10	Disputes		13
11	General		14
	11.1	Assignment	14
	11.2	Variation	14
	11.3	Consents	14
	11.4	Waiver	14
	11.5	Severance	14
	11.6	No merger	14
	11.7	Governing law and jurisdiction	15
	11.8	Further assurances	15
	11.9	Entire agreement	15
	11.10	Counterparts	15
	11.11	Relationship of Parties	15
Schedule 17

Parties

Vyant Bio, Inc., of 2 Executive Campus, 2370 State Route 70 West, Suite 310, Cherry Hill. New Jersey 08002, United States (Seller)

Details for notices:

Address:	as above
Email Address:	Andrew.LaFrence@vyantbio.com
Attention:	Andrew LaFrence

Sabine Brandt as Trustee for the Brandt Family Trust of 13 Dawbiney Avenue, Craigburn Farm SA 5051, Australia (Buyer)

Details for notices:

Address:	as above
Email Address:	sabine@brandt-au.com
Attention:	Sabine Brandt

The Seller and Buyer are each a Party to this Agreement, and collectively, the Parties.

Background

A.	The Seller is the legal and beneficial owner of the Sale Shares.

B.	Ralf and Sabine Brandt are beneficiaries of the Brandt Family Trust, and were at all material times until 30 December 2022, respectively, a director and an employee of the Company.

C.	The Seller has agreed to sell, and the Buyer has agreed to buy, the Sale Shares on the terms of this Agreement.

D.	The Parties agree, in consideration of, among other things, the mutual promises contained in this Agreement as follows.

It is agreed

1	Definitions and interpretation

1.1	Definitions

In this Agreement:

ADC means the Australian Disputes Centre.

Business Day means a day on which commercial banks are open for business in Adelaide, South Australia.

Becketts’ Letter means the letter from Becketts Lawyers to Sabine and Ralf Brandt dated 24 February 2023 and annexed to this Agreement as Annexure 2.

Business Records means all originals and copies of all books, records, reports, correspondence, files, manuals and other documents and information created, or owned by the Company, whether in printed, electronic or any other form and including all:

(a)	statutory books and registers, minute books, books of account, trading and financial records, employee records, tax returns and related correspondence;

(b)	customer lists, supplier lists, price lists, pricing models and sales and marketing materials;

(c)	title deeds and other documents of title; and

(d)	originals and copies of all contracts.

Buyer Nominee Director means Ralf Brandt.

Company means vivoPharm Pty Ltd ACN 106 101 615.

Estimated Effective Date Balance means the trial balance annexed to this Agreement as Annexure 1, Part 2.

Duty means any stamp, transaction or registration duty or similar charge imposed by any Regulatory Authority and includes any interest, fine, penalty, charge or other amount imposed in respect of the above but excludes any Tax.

Effective Date means 13 March 2023, and, unless specified or agreed otherwise, all obligations that are to be performed on the Effective Date must be performed at 5.00 pm on that date.

Encumbrance means any:

(a)	right, interest or arrangement which has the effect of giving another person a preference, priority or advantage over creditors;

(b)	right that a person (other than the owner) has to remove something from land (known as a profit à prendre), easement, public right of way, restrictive or positive covenant, lease or licence to use or occupy; or

(c)	third party right or interest or any right arising as a consequence of the enforcement of a judgment,

or any agreement to create any of them or allow them to exist.

GST has the meaning given to that term in the GST Act or any replacement or other relevant legislation and regulation.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

HWL Ebsworth Letter means the letter dated 13 March 2023 from HWL Ebsworth Lawyers and annexed as Annexure 8 to this Agreement.

Immediately Available Funds means cash or telegraphic or other electronic means of transfer of cleared funds into a bank account nominated by the payee (or such other form of funds as agreed by the Buyer and the Seller in writing).

Off Email means the email dated 10 January 2023 from Emma Off of Thomson Hine and annexed as Annexure 3 to this Agreement.

Purchase Price means US$100.

RDDT means RDDT a vivoPharm Company Pty Ltd ACN 123 380 110, all shares of which the Buyer purchased from the Company pursuant to a Share Purchase Agreement dated 30 December 2022.

Regulatory Authority means:

(a)	any government or local authority and any department, minister or agency of any government; and

(b)	any other authority, agency, commission, tribunal or similar entity having powers or jurisdiction under any law or regulation including any self-regulatory organisation established under statute or any securities exchange.

Related Body Corporate has the meaning given in the Corporations Act.

Sale Shares means all fully paid ordinary shares in the capital of the Company, representing 100% of the outstanding shares of the Company.

Seller Nominee Directors means each of each of Andrew LaFrence and Ian Nisbet, in their respective capacities as directors of the Company.

Tax means any income tax, capital gains tax, goods and services tax (including GST), levy, charge, impost, fee, assessment, contribution, deduction, or withholding tax, which is assessed, levied, imposed or collected by any Regulatory Authority and includes any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above, but excludes Duty.

1.2	Interpretation

In this Agreement unless a contrary intention is expressed:

(a)	the singular includes the plural and vice versa;

(b)	a gender includes all other genders;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning;

(d)	a reference to:

(i)	a person includes an individual, a body corporate, a partnership, a joint venture, an unincorporated association and an authority or any other entity or organisation (including any Regulatory Authority);

(ii)	a particular person includes the person’s executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns;

(iii)	any thing (including any right) is a reference to the whole and each part of it, but nothing in this clause 1.2(d)(iii) implies that performance of part of an obligation constitutes performance of the obligation;

(iv)	a clause, Party, annexure, exhibit or schedule is a reference to a clause of, and a Party, annexure, exhibit and schedule to, this Agreement and a reference to this Agreement includes any clause, annexure, exhibit and schedule;

(v)	a document or agreement includes any agreement or other legally enforceable arrangement created under it (whether the document or agreement is in the form of an agreement, deed or otherwise);

(vi)	a document or agreement includes any variation, replacement or novation of it;

(vii)	time is to Adelaide, South Australia time;

(viii)	law includes common law, principles of equity and legislation (including regulations);

(ix)	any legislation includes regulations under it and any consolidations, amendments, re-enactments or replacements of any of them; and

(x)	regulations includes instruments of legislative character under legislation (such as regulations, rules, by-laws, ordinances and proclamations);

(e)	unless expressly stated otherwise, an obligation or liability assumed by two or more people binds them jointly and severally and a right conferred on two or more persons benefits them jointly and severally;

(f)	a provision of this Agreement may not be construed adversely to a Party solely on the ground that the Party was responsible for the preparation of this Agreement or the preparation or proposal of that provision;

(g)	the words including, for example, such as or any form of those words or similar expressions in this Agreement do not limit what else is included and must be construed as if they are followed by the words “without limitation”, unless there is express wording to the contrary;

(h)	a reference to a day is to the period of time commencing at midnight and ending 24 hours later;

(i)	if a period of time is specified and dates from a day or the day of an act, event or circumstance, that period is to be determined exclusive of that day;

(j)	if an act or event must occur or be performed on or by a specified day and occurs or is performed after 5.00pm on that day, it is taken to have occurred or been done on the next day; and

(k)	a reference to ‘$’, ‘A$’, ‘AUD’ is a reference to the currency of Australia and a reference to ‘US$’ or ‘USD’ is a reference to the currency of the United States.

1.3	Business Day

If anything under this Agreement is required to be done by or on a day that is not a Business Day that thing must be done by or on the next Business Day.

1.4	Payments

Unless otherwise agreed between the Parties in writing, all payments under this Agreement must be paid in Immediately Available Funds.

2	Sale and purchase

2.1	Sale Shares and Retained Liabilities

On the Effective Date, the Seller sells, and the Buyer buys the Sale Shares for the Purchase Price free and clear of all Encumbrances, save that the Seller assumes responsibility for the Retained Liabilities as defined in Annexure 4.

2.2	Purchase Price

The Buyer must pay the Purchase Price on the Effective Date in Immediately Available Funds by wire transfer or other means to an account designated by the Seller.

2.3	Associated Rights

The Seller must sell the Sale Shares to the Buyer together with all rights attached to them as at the Effective Date.

2.4	Title and risk

Title to and risk in the Sale Shares passes to the Buyer at 5.00pm on the Effective Date.

2.5	German Employees

Buyer acknowledges that certain employees have expressed an intention to make claims if they are terminated as employees of either or both the Company or vivoPharm Europe Ltd, German HRB 171984 (an entity purchased from the Company by Buyer on December 30, 2022) (EU Company), for amounts allegedly due to them from the Company and in relation to German labor and employment law, including the sole fulltime German employee, who has expressed an intention to make a claim of EUR 95,000 if terminated. Buyer must satisfy or cause to be satisfied all amounts due to all current or former employees of the Company or the EU Company for services to either of such entities or their affiliates under contract or German law or payroll legislation in full on or before March 14, 2023. Buyer represents that it has the payroll mechanisms in place to do so and must notify Seller immediately on doing so.

2.6	OG / Asalyxa

The Buyer assumes all liabilities regarding OG/Asalyxa MSA and Work Order Liability as defined in Annexure 4. The Seller, without limiting the operation of any other provision in this Agreement, releases the Buyer from any and all claims in the Becketts’ Letter.

3	Sale mechanics

3.1	Seller’s obligations on the Effective Date

On the Effective Date or as soon thereafter as is practical, the Seller must:

(a)	(executed transfers and share certificates) give to the Buyer a duly executed instrument of transfer of the Sale Shares, each in registrable form (save for the payment of any applicable Duty) in favour of the Buyer together with all original share certificate(s) issued by the Company for the Sale Shares or an indemnity as to the loss or destruction of such certificate(s);

(b)	(ASIC corporate key): deliver to the Buyer the ASIC corporate key for the Company;

(c)	(bank signatories) deliver to the Buyer a duly completed authority for the alteration of the signatories of the bank accounts of the Company;

(d)	(resignations) deliver to the Buyer the signed resignations of each of the Seller Nominee Directors from any office as director, company secretary or public officer of the Company, in the form of Annexure 5 to this Agreement;

(e)	(Corporate resolutions) deliver to the Buyer resolutions signed by each of the Seller Nominee Directors in the form of Annexure 6 to this Agreement in respect of:

(i)	the appointment of the Buyer Nominee Director;

(ii)	the approval of the registration of the transfer of the Sale Shares to the Buyer;

(iii)	the alteration of the registered office and principal place of business of the Company to 4 Smart Road, Modbury SA 5092, if that address is not so recorded at the Effective Date;

(iv)	the revocation of all existing powers of attorney given by the Company; and

(f)	(Business Records) cause to be delivered to the Buyer the Business Records created after 30 December 2022; and

(g)	(further acts) do all other acts and execute all documents that are necessary to:

(i)	transfer the Sale Shares; and

(ii)	complete any other transaction contemplated by this Agreement.

3.2	Buyer’s obligations on the Effective Date

On the Effective Date, the Buyer must:

(a)	(executed transfers) deliver to the Seller a duly executed counterpart instrument of transfer of the Sale Shares in registrable form (save for the payment of any applicable Duty);

(b)	(payment of Purchase Price) pay the Purchase Price to the Seller by wire transfer or other acceptable means;

(c)	(appointment) deliver to the Seller the signed consent to be appointed as a director of the Buyer Nominee Director in the form of Annexure 7 to this Agreement.

(d)	(further acts) do all other acts and execute all documents that are necessary to:

(i)	transfer the Sale Shares; and

(ii)	complete any other transaction contemplated by this Agreement.

4	Final Cash Amount

The Seller must ensure that the Company has not less than the equivalent in AU$ for US$200,000 based on the currency exchange rate on the date of completion of transaction, in cash in its bank account on the Effective Date. To the extent that the amount of cash in the Company’s bank account on the Effective Date exceeds such equivalent, the Buyer must pay to the Seller an amount equal to such amount within seven days after the Effective Date.

5	Warranties

5.1	Mutual Warranties

Each Party represents and warrants to the other Party that each of the following statements (each a Warranty) is true and correct as at the Effective Date:

(a)	upon payment of the Purchase Price, the Seller will not owe any further amount to the Buyer or the Buyer Nominee Director and, subject to clause 4, the Buyer or the Buyer Nominee Director will not owe any further amount to the Seller;

(b)	it has full power and authority to enter into this Agreement, to perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement; and

(c)	the entry into and performance of this Agreement by it:

(i)	has been properly authorised by all necessary actions of it; and

(ii)	does not breach any obligation (including any statutory, contractual or fiduciary obligation) of it, any law, or its trust deed, constitution or articles of association.

5.2	Seller Warranties

The Seller warrants and represents to the Buyer that:

(a)	to the knowledge of the Seller Nominee Directors, in the period from 31 December 2022 to the Effective Date, the Business Records have not been altered or affected in any way materially adverse to the Company;

(b)	each of the Sale Shares have been duly allotted and are fully paid up; and

(c)	to the knowledge of the Seller Nominee Directors and having regard to clause 5.3, the Estimated Effective Date Balance Sheet is a true and correct forecast of the balance sheet as of the Effective Date; and

(d)	neither of the Seller Nominee Directors is aware of any other liabilities of the Company other than the Retained Liabilities and those liabilities set out in the Estimated Effective Date Balance Sheet.

5.3	Buyer Warranties

The Buyer warrants and represents to the Seller that none of:

(a)	it;

(b)	Sabine Brandt in her personal capacity; nor

(c)	the Buyer Nominated Director,

has made, or proposed to make, any actual or potential arrangements, understandings, or agreements (whether written or oral) with, nor had any discussions with, any third parties relating to the Company (including any third parties referred to in the Off Email, the HWL Ebsworth Letter or the Becketts’ Letter) other than those that have been either recorded in the Company’s Xero accounting software at 30 December 2022 or disclosed in Item 3 of Schedule 1.

5.4	Warranties Independent

Save as set out in clause 5.2(c), each Warranty is to be construed independently of the others and is not limited by reference to any other Warranty.

5.5	Reliance

Each Party acknowledges that the other Party has entered into this Agreement and will complete this Agreement in reliance on that Party’s Warranties.

6	Other obligations following sale

6.1	Access to records by Seller

(a)	The Buyer must procure that all Business Records as at the Effective Date are preserved until the later of:

(i)	seven years from the Effective Date; and

(ii)	any date required by an applicable law.

(b)	After the Effective Date the Buyer must, on reasonable notice from the Seller provide the Seller and its professional advisers with reasonable access to the Business Records and allow the Seller to inspect and obtain copies or certified copies of the Business Records at the Seller’s expense for the purpose of assisting the Seller to prepare Tax returns, accounts and other financial statements, discharge statutory obligations or comply with any audit, Tax law or other legal requirements.

(c)	The Buyer agrees that the Seller may retain copies of any Business Records that it may require to enable it to comply with any applicable law after the Effective Date.

6.2	Returns

(a)	The Seller will, at its own cost and expense, have the sole conduct and control of the preparation and filing of all Tax Returns of the Company to the extent they relate to any periods (or part periods) ending on or before 31 December 2022 (Pre Sale Returns).

(b)	The Buyer will, at its own cost and expense, have the sole control of the preparation and filing of all Tax Returns of the Company for any period (or part period) that commences after 31 December 2022.

(c)	Without limiting paragraph (c), from and after the Effective Date the Buyer agrees that it will, and will procure that the Company will:

(i)	not disclose any information or material to a Regulatory Authority in relation to a Pre Sale Tax Event without the prior written consent of the Seller, except as required by law;

(ii)	not make any admission of liability, or any agreement, compromise or settlement with a Regulatory Authority in relation to a Pre Sale Tax Event without the prior written consent of the Seller; and

(iii)	promptly give the Seller copies of any correspondence with, or material provided to or by, a Regulatory Authority and keep the Seller informed of any oral discussions with a Regulatory Authority in relation to a Pre Sale Tax Event.

6.3	Non-disparagement

Each Party must not and must procure that its Related Bodies Corporate do not, directly or indirectly:

(a)	disparage, libel, defame, ridicule or make negative comments regarding, or encourage or induce others to disparage, libel, defame, ridicule or make negative comments regarding a Party, or any of their respective officers, directors, employees, agents, clients, products, services, business plans or methods;

(b)	engage in any conduct or encourage or induce any other person to engage in any conduct that is in any way injurious or potentially injurious to the reputation or interests of a Party, or any their respective officers, directors, employees, agents, clients, products, services, business plans or methods; or

(c)	make any reference to the other Party in its dealings (if any) with OG or Asalyxa or their Related Bodies Corporate.

6.4	Notices to ASIC

During the five Business Days following the Effective Date, the Seller must provide the Buyer with all assistance reasonably requested to enable the Buyer to notify ASIC of matters relevant to the sale and purchase of the Sale Shares.

7	Costs, expenses and Duties

7.1	Costs and expenses

Each Party must pay its own costs (including legal costs) and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.

7.2	Duties

The Seller must pay any Duty payable on this Agreement.

8	Taxes and GST

8.1	Definitions

Words used in this clause 8 that have a defined meaning in the GST Act have the same meaning as in the GST Act unless the context indicates otherwise.

8.2	GST

(a)	Unless expressly included, the consideration for any supply under or in connection with this Agreement does not include GST.

(b)	To the extent that any supply made under or in connection with this Agreement is a taxable supply (other than any supply made under another agreement that contains a specific provision dealing with GST), the recipient must pay, in addition to the consideration provided under this Agreement for that supply (unless it expressly includes GST) an amount (additional amount) equal to the amount of that consideration (or its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply. The recipient must pay the additional amount at the same time as the consideration to which it is referable.

(c)	Whenever an adjustment event occurs in relation to any taxable supply to which paragraph (b) applies:

(i)	the supplier must determine the amount of the GST component of the consideration payable; and

(ii)	if the GST component of that consideration differs from the amount previously paid, the amount of the difference must be paid by, refunded to or credited to the recipient, as applicable.

8.3	Tax invoices

The supplier must issue a Tax Invoice to the recipient of a supply to which clause 8.2 applies no later than seven days following payment of the GST inclusive consideration for that supply under that clause.

8.4	Reimbursements

If either Party is entitled under this Agreement to be reimbursed or indemnified by the other Party for a cost or expense incurred in connection with this Agreement, the reimbursement or indemnity payment must not include any GST component of the cost or expense to the extent that the cost or expense is the consideration for a creditable acquisition made by the Party being reimbursed or indemnified, or by its representative member.

9	Notices

9.1	Requirements

All notices, requests, demands, consents, approvals, or other communications under this Agreement (Notice) to, by or from a Party must be:

(a)	in writing;

(b)	in English or accompanied by a certified translation into English;

(c)	addressed to a Party in accordance with its details set out in Schedule 1 or as otherwise specified by that Party by Notice (Notified Contact Details); and

(d)	signed by the sending Party or a person duly authorised by the sending Party or, if a Notice is sent by email (if applicable), sent by the sending Party.

9.2	How a Notice must be given

In addition to any other method of giving Notices permitted by statute, a Notice must be:

(a)	delivered personally;

(b)	sent by regular post if sent within Australia;

(c)	sent by airmail if sent to a place outside Australia;

(d)	sent by airmail if sent from a place outside Australia; or

(e)	sent by email.

9.3	When Notices considered given and received

Subject to clause 9.5, a Notice takes effect when received (or such later time as specified in it) and a Notice is regarded as being given by the sending Party and received by the receiving Party:

(a)	if delivered by hand to the address set out in the Notified Contact Details, when delivered to that address;

(b)	if sent from a place within Australia by regular post to the address set out in the Notified Contact Details which is an address that is within Australia, at 9.00am on the sixth Business Day after the date of posting;

(c)	if sent from a place within Australia by airmail to the address set out in the Notified Contact Details which is an address outside Australia, at 9.00am on the tenth Business Day after the date of posting;

(d)	if sent from a place outside Australia by airmail to the address set out in the Notified Contact Details which is an address that is within or outside Australia, at 9.00am on the twelfth Business Day after the date of posting; and

(e)	if sent by email to the email address set out in the Notified Contact Details, when the email (including any attachment) is sent to the receiving Party at that email address, unless the sending Party receives a notification of delivery failure within 24 hours of the email being sent.

9.4	No electronic communication of Notices

Notice must not be given by electronic means of communication other than email as permitted under clause 9.3.

9.5	Time of delivery and receipt

If pursuant to clause 9.3 a Notice would be regarded as given and received on a day that is not a Business Day or after 5.00pm on a Business Day, then the Notice will be deemed as given and received at 9.00am on the next Business Day.

9.6	General

A Party may change its contact details as set out in Schedule 1 by giving a Notice to each other Party.

10	Disputes

(a)	Subject to clause 10(b), before court or arbitration proceedings are commenced, the Parties must endeavour to settle any dispute that arises out of or in connection with this Agreement (including as to its existence, validity, breach or termination or as to any claim in tort, in equity or pursuant to any statute) in accordance with this clause.

(b)	A Party may seek interim or urgent interlocutory relief at any time.

(c)	A Party claiming that a dispute has arisen must give a notice to the other Party setting out the nature of the dispute (Notice).

(d)	Within three Business Days of receipt of the Notice (or such other period agreed by the Parties to the dispute), the dispute must be referred to the senior executives nominated by each of the Parties, who must meet and use their best endeavours to resolve the dispute by negotiations.

(e)	If the dispute is not resolved within 15 Business Days after receipt of the Notice (or such other period agreed by the Parties to the dispute), the Parties must refer the dispute to the ADC for mediation in accordance with the latest edition of the Rules of the ADC (Rules).

(f)	The terms of the Rules are deemed to be incorporated into this Agreement.

(g)	Pending resolution of any dispute, the Parties must continue to perform their obligations under this Agreement without prejudice to their respective rights and remedies (except where such obligations are the subject of the dispute).

(h)	If the dispute is not resolved by the mediation within 20 Business Days after receipt of the Notice, either Party may commence court proceedings as the case may be.

11	General

11.1	Assignment

(a)	The Parties may not assign or otherwise deal with any of their rights under this Agreement without the prior written consent of the other Party; provided that a Party must, on request of the other Party (Requesting Party), execute a novation of all of the Requesting Party’s rights and obligations under this Agreement to an affiliate of the Requesting Party or to a purchaser of all, or substantially all of the Requesting Party’s assets.

(b)	An assignment in breach of clause 11.1(a) is intended by the Parties to be void and of no force and effect.

11.2	Variation

A variation of any term of this Agreement will be of no force or effect unless it is in writing and signed by each of the Parties.

11.3	Consents

(a)	Unless expressly required by the terms of this Agreement, a Party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this Agreement.

(b)	A Party may (without any requirement to act reasonably) impose conditions on the grant by it of any consent or approval, or any waiver of any right, power, authority, discretion or remedy, under or in connection with this Agreement. Any conditions must be complied with by the Party relying on the consent, approval or waiver.

(c)	Each Party acknowledges and agrees that it is not necessary for a Party to incur an expense or make a payment before enforcing a right conferred by this Agreement.

11.4	Waiver

(a)	A waiver of a right, remedy or power must be in writing and signed by the Party giving the waiver.

(b)	A Party does not waive a right, remedy or power if it delays in exercising, fails to exercise or only partially exercises that right, remedy or power.

(c)	A waiver given by a Party in accordance with 11.4(a):

(i)	is only effective in relation to the particular obligation or breach in respect of which it is given and is not to be construed as a waiver of that obligation or breach on any other occasion; and

(ii)	does not preclude that Party from enforcing or exercising any other right, remedy or power under this Agreement nor is it to be construed as a waiver of any other obligation or breach.

11.5	Severance

If any provision or part of a provision of this document is held or found to be void, invalid or otherwise unenforceable (whether in respect of a particular Party or generally), it will be deemed to be severed to the extent that it is void or to the extent of voidability, invalidity or unenforceability, but the remainder of that provision will remain in full force and effect.

11.6	No merger

A Party’s rights and obligations do not merge on completion of any transaction under this document.

11.7	Governing law and jurisdiction

(a)	This Agreement is governed by and is to be construed under the laws in force in South Australia.

(b)	Each Party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Victoria and courts of appeal from them in respect of any proceedings arising out of or in connection with this Agreement.

11.8	Further assurances

Each Party must, at its own expense, do all things and execute all further documents necessary to give full effect to this Agreement and the transactions contemplated by it.

11.9	Entire agreement

This Agreement states all of the express terms of the agreement between the Parties in respect of their subject matter. To the extent permitted by law, this Agreement supersedes all prior discussions, negotiations, understandings and agreements in respect of their subject matter.

11.10	Counterparts

(a)	This Agreement may be executed in any number of counterparts, each signed by one or more Parties. Each counterpart when so executed is deemed to be an original and all such counterparts taken together constitute one document.

(b)	A Party that has executed a counterpart of this Agreement may exchange that counterpart with another Party by emailing it to that other Party or that other Party’s legal representative and, if that other Party requests it, promptly delivering that executed counterpart by hand or post to that other Party or that other Party’s legal representative. However, the validity of this Agreement is not affected if the Party who has emailed the counterpart delays in delivering or does not deliver it by hand or by post.

11.11	Relationship of Parties

(a)	The Parties are not, and are not to be taken to be, in a partnership, joint venture, or employment or fiduciary relationship as a result of this Agreement.

(b)	Nothing in this Agreement gives a Party authority to bind any other Party in any way.

Executed as an Agreement

Signed for and on behalf of Vyant Bio, Inc. by its authorised representative

/s/ Andrew D. C. LaFrence
Signature

March 13, 2023
Date

Andrew D. C. LaFrence
Full name (print)

President and Chief Executive Officer
Title (print)

Signed by Sabine Brandt as trustee of the Brandt Family Trust

/s/ Sabine Brandt	/s/ Ralf Brandt
Sabine Brandt	Signature of witness

March 13, 2023	March 13, 2023
Date	Date

Ralf Brandt
Name of witness (print)

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